ALBERT WONG & CO.
CERTIFIED PUBLIC ACCOUNTANTS
7TH Floor, Nan Dao Commercial Building
359-361 Queen’s Road Central
Hong Kong
Tel: 2851 7954
Fax: 2545 4086

ALBERT WONG
B.Soc., Sc., ACA., LL.B.,
CPA (Practising)

March 2, 2011

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Greatmat Technology Corporation which was provided to us on March 2, 2011, which we understand will be filed with the Commission, pursuant to Item 4.01 of the Form 8-K report, as part of the Company’s Form 8-K report dated March 2, 2011.  We agree with the statements concerning our Firm in such Form 8-K.  At this time, there are no accounting disagreements on the financial statements prepared by this firm and filed with the Securities and Exchange Commission.

Sincerely,

/s/ Albert Wong & Co.
Albert Wong & Co.
Certified Public Accountants